Sui & Company

Solicitors	Toronto Office: The Exchange Tower, Box 427 130 King St. W., Ste. 1800 Toronto, Ontario M5X 1E3 Tel: 416-360-6481 Fax: 416-360-3761	Vancouver Office: Suite 200, 1311 Howe Street Vancouver, B.C. V6Z 1R7 Tel: 604-605-6117 Fax: 604-605-6118

Our File No.: B130-C

June 23, 2010

Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario
M5R 2G3

Attention: Kam Shah, President & C.E.O.

Dear Sir:

Re:	Registration Statement on Form F-1 Originally Filed on February 17, 2010 and amended on February 25, 2010

This is further to your request for an update to our opinion dated February 17, 2010 issued in connection with the above-captioned.

We understand that you are filing an Amendment No. 2 to the Registration Statement on Form F-1  (the “Amended Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the offer and sale by the persons named as selling stockholders in the Amended Registration Statement as follows:

1.	47,000,000 common shares, no par value, of Bontan Corporation Inc., an Ontario corporation (the “Company”);

2.	42,825,000 common shares issuable upon the exercise of warrants at an exercise price of USD $0.35 per share;

3.	7,000,000 common shares issuable upon the exercise of warrants, which have a cashless exercise feature, at an exercise price of USD $0.35 per share; and

4.	10,750,000 common shares issuable upon the exercise of warrants at an exercise price of USD $0.10 per share.

The common shares referred to in paragraphs 1, 2, 3 and 4 are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined such documents and have made such investigations as we have deemed relevant and necessary.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. Specifically, we have examined:

1.	the documents listed in our opinion of February 17, 2010;

2.	resolutions of the directors of the Company passed subsequent to February 17, 2010; and

3.	the Amended Registration Statement.

We have not examined the minute book or the banking records of the Company. We have assumed that the Company has received the appropriate consideration for any Shares that have been issued subsequent to February 17, 2010. We are solicitors qualified to practice law in the Province of Ontario. Our opinions set forth below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein including applicable statutory provisions and reported judicial decisions interpreting those laws.

Our opinions are given to you as of the date hereof and we do not undertake and disclaim any obligation to advise you or any other person of any change in law or fact or of any event or circumstance affecting any matter set forth herein which may occur after the date hereof which may come or be brought to our attention.

Based upon the foregoing and subject to the limitations and qualifications expressed therein, we are of the opinion that:

1.	the Shares that have been issued have been duly authorized and are validly issued, fully paid and non-assessable; and

2.
the Shares that are issuable upon the exercise of warrants have been duly authorized and, upon issuance in accordance with the terms of the applicable warrants, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Amended Registration Statement and to the reference to our firm wherever appearing in the Amended Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

Sui & Company

"Sui & Company"